Sent via electronic delivery
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RE:  Zanett Inc. (Symbol: ZANE)
     Nasdaq Listing Qualifications Hearings
     Docket No. NQ 5547C-08

Dear Mr. Guazzoni:
This is to inform you that the Nasdaq Hearings Panel has determined to grant the request of Zanett Inc. (the Company) to remain listed on the Nasdaq Stock Market, subject to the conditions described below.1

Company Background and Financial Information. The Company provides customized, mission-critical IT solutions to Fortune 500 corporations and mid-market companies. The Company's Form 10-Q for the quarter ended September 30, 2007, reported total assets of $32,472,856 and shareholders' equity of $7,197,040. For the quarter ended September 30, 2007, the Company reported revenue of $35,810,410 and a net loss of $2,093,650. As of March 24, 2008 the Company reported 30,434,024 common shares outstanding, and there were approximately 12,059,094 publicly held shares. The closing bid price for the Company's common stock on April 15, 2008 was $.40 per share; consequently, the market values for the Company's total listed securities and publicly held shares were $12,173,610 and $4,823,638, respectively.

Procedural History. On September 18, 2007, the Nasdaq staff notified the Company that it was no longer in compliance with Marketplace Rule 4310(c)(4), which requires companies to maintain a minimum bid price of $1.00 for continued listing. The Company was provided a 180-day grace period to cure its deficiency, but was unable to do so. Accordingly, on March 19, 2008, staff notified the Company that its common stock would be delisted unless it requested a hearing. On March 24, 2008 the Company requested a hearing, which was held on April 24, 2008.

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1 The Panel's determination is limited to those findings expressly set forth in this decision, which is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.

Listing Standards at Issue. The Company is in violation of the bid price requirement in Nasdaq Marketplace Rule 4310(c)(4).

Findings of Fact. The Panel considered the entire record, which is incorporated by reference into this decision. In particular, the Panel took note of the following relevant facts.

The Company's stock price has suffered over the past year due to the Company's financial results and general market conditions. The Company delayed implementing a reverse split during the 180 day grace period because it hoped that its stock price would improve with positive corporate developments. When the stock price did not recover, the Company's Board of Directors approved a reverse stock split, which it submitted to shareholders for approval on May 20.

Shareholders have approved the reverse split in a 1 to 4 ratio, and the Company has asked for an exception through July 23 to implement the split. The Company is optimistic that the stock price will recover or improve during this time period. The Company recently reported an 11% increase in revenues in fiscal year 2008 (ended on March 31), and expects several other positive developments (sale of government solutions subsidiary and a stock repurchase) to increase the company's financial position and bolster its stock price.
The Company believes that these corporate developments and its recent financial performance will have a significant and positive impact on the Company's stock price in the future.

Panel Analysis and Conclusions.   The Company has presented a definitive
plan, which is underway, to effectuate a reverse stock split at a ratio sufficient to cure the bid price deficiency. The Company has also announced positive developments which may have a positive impact on its stock price.

The Panel is persuaded, based on a review of the Company's financial results and other corporate developments that that the Company has a reasonable likelihood of maintaining compliance with the bid price rule for the foreseeable future, after the reverse split.

Accordingly, the Panel granted the Company's request for continued listing, subject to the following condition:

        1. On or before July 23, 2008, Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten consecutive trading days.2

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2 Depending upon the particular facts and circumstances, the Panel may, in its discretion, require that the Company evidence a bid price of at least $1.00 per share for a period in excess of ten consecutive trading days before determining that the Company has complied with the terms of the exception and demonstrated the ability to maintain long-term compliance with the minimum bid price requirement. In determining whether to monitor the Company's bid price beyond ten trading days, the Panel will consider the following four factors: (1) margin of compliance (the amount by which the price is above the $1.00 minimum); (2) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price);
(3) the market maker montage (e.g., if only one of eight market makers is quoting at or above $1.00 and the quote is only for 100 shares then added scrutiny may be appropriate); and, (4) the trend of the stock price.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq Stock Market. In the event the Company is unable to do so, its securities may be suspended from The Nasdaq Stock Market.

It is a requirement during the exception period that the Company provide prompt notification of any significant events that occur during this time. This includes, but is not limited to, any event that may call into question the Company's historical financial information or that may impact the Company's ability to maintain compliance with any Nasdaq listing requirement or exception deadline. The Panel reserves the right to reconsider the terms of this exception based on any event, condition, or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company's securities on The Nasdaq Stock Market inadvisable or unwarranted. In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel's decision, and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. The request for review must be made in writing and received within 15 days from the date of this decision. Requests for review and a copy of the check must be sent in PDF form by e-mail to _______________. The Office of Appeals and Review may be contacted by e-mail at _______________.

Pursuant to Nasdaq Marketplace Rule 4840(b), the Company must submit a fee of $4,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel.

The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at
____________.

Sincerely,

/S/ Lanae Holbrook
Lanae Holbrook
Chief Counsel
Nasdaq Office of General Counsel, Hearings